Exhibit 10.2

William A. Owens
August 31, 2004	PRIVILEGED AND CONFIDENTIAL
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Nortel Networks Corporation
8200 Dixie Road · Suite 100
Brampton ON · L6T 5P6 · Canada

www.nortelnetworks.com

L. R. Wilson
Chairman of the Board

PERSONAL AND CONFIDENTIAL

August 31, 2004

William A. Owens
President and Chief Executive Officer
Nortel Networks Corporation and
Nortel Networks Limited
8200 Dixie Road, Suite 100
Brampton, Ontario
L6T 5P6

Dear Bill:

On behalf of the Boards of Directors of Nortel Networks Corporation and Nortel Networks Limited (together, the “Company”), I am pleased to confirm the terms of our offer of employment and your appointment as President and Chief Executive Officer of the Company, effective April 27, 2004.

The key responsibilities and accountabilities of the President and Chief Executive Officer, which have already been discussed with you and communicated generally, shall include responsibility for leading all functions and operations of the Company, consistent with the best interests of the Company and all of its stakeholders, including its shareholders, customers and employees, with accountability for restoring confidence in the Company’s leadership and financial reporting.

The compensation arrangements related to your appointment have been approved by the independent directors of the Boards of Directors, and are as follows, effective April 27, 2004:

1.	Salary

Your base salary will be US$1,000,000 per annum paid to you bi-weekly.

2.	Incentive Award

You will be eligible to participate in the Nortel Networks Limited

William A. Owens
August 31, 2004	PRIVILEGED AND CONFIDENTIAL

SUCCESS Incentive Plan (“SUCCESS”) in accordance with its terms. As President and Chief Executive Officer, your annual bonus target under SUCCESS will be 170% of your base salary.

3.	Long Term Incentives

As a consequence of the delay of certain of our public filings, as publicly disclosed on March 10, 2004, grants of stock options under the Nortel Networks stock option plans have been suspended. Once the suspension is lifted, you will be eligible to participate in stock based compensation plans. We will review long term incentives with you at a later date.

4.	Benefits

As an employee of Nortel Networks, Inc. (“NNI”), the Company’s principal U.S. operating subsidiary, you are eligible to participate in employee benefit plans of NNI, in accordance with the terms of those plans. These programs currently include medical, dental, vision, short term disability, long term disability, business travel insurance, accidental death and dismemberment, and life insurance coverage. Details of these benefits were provided to you during your benefits enrollment and induction session. Certain of these benefit programs may be replaced or supplemented with expatriate benefits under the Nortel Networks-International Assignment Relocation program (“Relocation Program”).

You will also be eligible for five weeks of vacation per annum. Vacation is accrued monthly at the rate of 2.08 days per month of employment.

Your primary office and work location will be in Ontario, Canada. As a result, you are eligible for certain expatriate benefits, including relocation benefits, under the Relocation Program.

As a board appointed officer and as an employee under the Relocation Program, you will be required to use the Company’s external tax advisors in connection with the preparation and filing of your personal income tax returns. Nortel Networks will also provide you with reasonable financial planning assistance in support of your employment and assignment under the Relocation Program.

We periodically review our benefit plans, as well as compensation programs, and we reserve the right to make modifications, including enhancements and reductions, as we deem appropriate

5.	Capital Accumulation and Retirement Programs (CARP)

As a new employee, you have elected to participate in the Balanced Program in accordance with its terms. Details of this program have been reviewed with you.

All of our capital accumulation and retirement programs are periodically reviewed by the Company and we reserve the right to make changes to these programs, including the Balanced Program, as we deem appropriate.

William A. Owens
August 31, 2004	PRIVILEGED AND CONFIDENTIAL

6.	Special Pension Arrangements

In addition to your participation in the Balanced Program, you will be eligible for certain additional pension benefits. The Company will arrange to pay you a monthly pension benefit following your retirement, based on a lump sum accrual for each year of your employment. No interest will be credited on these lump sum accruals. The amount of this special pension benefit will accrue on a quarterly basis, over the first five years of your employment, and accordingly, it will be fully accrued at the end of the fifth year. Vesting is immediate on all amounts accrued. The pension benefit will be payable monthly over a guaranteed period of five years following your retirement, unless, in a year prior to your retirement, you elect to receive your vested accrued monthly pension payments on a lifetime basis (with a 60% joint and survivor provision). At the end of five years of employment, your estimated monthly pension benefit over a guaranteed five year period would be US$33,540 or if you choose the lifetime basis option, your monthly lifetime estimated pension benefit would be US$13,143.

Your vested accrued lump sum benefit will be converted at retirement to an equivalent series of monthly payments over the five year guaranteed period (or, if you choose, over the period applicable to a joint and 60% survivor annuity), based on an interest rate of 6% per annum so that the present value of these monthly payments will be equivalent to the vested accrued lump sum amount at retirement. This benefit will be paid monthly in U.S. dollars from our general operating funds in Canada commencing the month after your employment ceases. Details pertaining to the tax implications will be discussed with you separately. If your employment is terminated prior to April 27, 2009 for any reason (employee or Company-initiated) other than for cause, the monthly pension benefit entitlement will be calculated based on the vested accrued lump sum benefit to the date of termination. If your employment is terminated for cause you will not be entitled to any payments under this special pension arrangement.

7.	Participation in Executive Retention Termination Plan

You are eligible to participate in the Nortel Networks Corporation Executive Retention and Termination Plan (“ERTP”). The ERTP provides certain payments in the event that your employment is terminated for a qualifying reason under the ERTP within 24 months following a change in control (as defined in the ERTP). Currently, you would be eligible for the benefits described for CEO participation.

8.	Insider Reporting

In this role, you are considered to be a Reporting Insider and information has already been provided to you by the Insider Reporting group of the Securities Law function. In addition, as an officer of the Company, you will be covered by the Company’s directors and officers insurance, the details of which have been discussed with you separately.

9.	Share Ownership Guidelines

As President and Chief Executive Officer you will be expected to comply with the Share Ownership Guidelines that currently provide for the

William A. Owens
August 31, 2004	PRIVILEGED AND CONFIDENTIAL

ownership of Nortel Networks common shares equivalent to 500% of your base salary within five years from April 27, 2004. We strongly believe that it is important for the President and Chief Executive Officer to evidence his commitment to the Company through share ownership. As a result, we review progress against these guidelines on a regular basis.

You were also recently provided with a number of documents to review and complete including our standard “Agreement Related to Intellectual Property and Confidentiality” and the “Conflict of Interest Policy”. You acknowledge receiving, completing and returning these documents.

Your employment relationship is that of employment at will and therefore such relationship is terminable at the will of either party and is not an employment agreement for a year or any other specified term.

Please signify your agreement by signing an original of this letter and returning it to me, while retaining the other original for your files.

Sincerely,

/s/ Lynton R. Wilson

Lynton R. Wilson
Chairman of the Board,
Nortel Networks Corporation and
Nortel Networks Limited

Accepted this ____day of _________, 2004.

Signature: _____________________

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